EXHIBIT 10.20

COMPENSATION INFORMATION FOR NAMED EXECUTIVE OFFICERS

The table below provides information regarding the 2009 annual base salary and target percentage for a cash incentive payment for performance in 2009, of each named executive officer of ARYx Therapeutics, Inc.

		2009 Target Cash
		Incentive Payment
		(As%
	2009 Annual Base	of 2009 Annual
Name and Principal Position	Salary	Base Salary)
Paul Goddard, Ph.D.
Chairman and Chief Executive Officer	$451,000	75.0%
Peter G. Milner, M.D.
President, Research and Development	$333,000	52.5%
John Varian
Chief Operating Officer and Chief Financial Officer	$324,000	52.5%
Pascal Druzgala, Ph.D.
Vice President and Chief Scientific Officer	$283,000	45.0%
Daniel Canafax, Pharm.D.
Vice President and Chief Development Officer	$270,000	45.0%
David Nagler
Vice President, Corporate Affairs and Secretary	$256,000	45.0%